Exhibit 23.1

October 24, 2005
CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Wako Logistics Group, Inc. on Form S-8 of our report dated May 13, 2005, on our audit of the consolidated financial statements of Wako Logistics Group, Inc., which covered the (i) consolidated balance sheet as of April 30, 2004 and December 31, 2004; and (ii) the results of their operations and cash flows for each of the two years in the period ended April 30, 2004 and for the 8 months period ended December 31, 2004, which report is included in the (a) Transition Report on Form 10-KSB filed with the Securities and Exchange Commission (“SEC”) on June 1, 2005; and (b) Prospectus filed pursuant to Rule 424(b)(2) with the SEC on August 5, 2005.

/s/ Moores Rowland Mazars
Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong